As filed with the Securities and Exchange Commission on June 1, 2023.

Registration No. 333-236965

Registration No. 333-252244

Registration No. 333-254355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-236965

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-252244

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 ASR REGISTRATION STATEMENT NO. 333-254355

UNDER THE SECURITIES ACT OF 1933

TCR2 THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4152751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Binney Street, Suite 710

Cambridge, Massachusetts 02142

(617) 949-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Bertrand

TCR2 Therapeutics Inc.

100 Binney Street, Suite 710

Cambridge, Massachusetts 02142

(617) 949-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jackie Cohen Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 (212) 596-9000	David S. Bakst, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 506-2500

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by TCR2 Therapeutics Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

1. Registration Statement on Form S-3 (No. 333-236965) filed with the SEC on March 6, 2020, as amended on March 30, 2020, pertaining to the registration of up to $300,000,000 in aggregate principal amount of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units.

2. Registration Statement on Form S-3 (No. 333- 252244) filed with the SEC on January 19, 2021, pertaining to the Registrant’s Registration Statement on Form S-3 (No. 333-236965) filed with the SEC on March 6, 2020, for the sole purpose of increasing the aggregate number of securities offered by the Registrant under its Registration Statement on Form S-3 (No. 333-236965) by a proposed aggregate offering price of $3,599,984.00.

3. Registration Statement on Form S-3 (No. 333-254355) filed with the SEC on March 16, 2021, as amended on March 22, 2022, as further amended on March 22, 2022, pertaining to the registration of up to $300,000,000 in aggregate principal amount of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units.

On June 1, 2023, pursuant to the terms of an Agreement and Plan of Merger dated as of March 5, 2023 (the “Merger Agreement”, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of April 5, 2023) by and among the Registrant, Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (“Adaptimmune”) and CM Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Adaptimmune (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly-owned direct subsidiary of CM Intermediate Sub II, Inc., a Delaware corporation and subsidiary of Adaptimmune (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities of the Registrant registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts on June 1, 2023.

TCR[2] THERAPEUTICS INC.

By:	/s/ William Bertrand
Name:	William Bertrand
Title:	President and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.